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                                                          EXHIBIT NO. 99.5(b)


                      INVESTMENT ADVISORY AGREEMENT



INVESTMENT ADVISORY AGREEMENT, dated as of this 17th day of November, 1995 by and between MFS UNION STANDARD TRUST, a Massachusetts business trust (the "Trust") on behalf of MFS UNION STANDARD RESEARCH FUND, a series of the Trust (the "Fund"), and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser").


                                WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940; and

WHEREAS, the Adviser is willing to provide business management services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and Agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      ARTICLE 1: DUTIES OF THE ADVISER. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper management of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated September 1, 1993 and By-Laws, as amended from time to time (respectively, the "Declaration" and the "By-Laws"), and to the provisions of the Investment Company Act of 1940. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall

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responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

The Adviser may from time to time enter into sub-investment advisory agreements with one or more investment advisers with such terms and conditions as the Adviser may determine, provided that such sub-investment advisory agreements have been approved in accordance with applicable provisions of the Investment Company Act of 1940. Subject to the provisions of Article 6, the Adviser shall not be liable for any error of judgment or mistake of law by any sub-adviser or for any loss arising out of any investment made by any sub-adviser or for any act or omission in the execution and management of the Fund by any sub-adviser.

      ARTICLE 2: ALLOCATION OF CHARGES AND EXPENSES. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Fund and maintaining the Trust's organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Fund. The Adviser shall arrange, if desired by the Trust, for Directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.
It is understood that the Trust will pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with the Adviser, governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Trust, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Trust, expenses of repurchasing and redeeming shares and servicing shareholder accounts, expenses of preparing, printing and mailing stock certificates, prospectuses, periodic reports, notices and proxy statements to shareholders and to governmental officers and commissions, brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions, insurance premiums, fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholder meetings, and expenses relating to the issuance, registration and qualification of shares of the Trust.

      ARTICLE 3: COMPENSATION OF THE ADVISER. For the services to be rendered and the facilities to be furnished as provided in Articles 1 and 2 above, the Fund shall pay to the Adviser an investment advisory fee computed and paid monthly at the annual rate of 0.60% of the Fund's average daily net assets.

       The Adviser agrees to pay until December 31, 2000, expenses of the Trust (except for fees paid under this Agreement or the Fund's Distribution
Plan) such that the Fund's aggregate operating expenses shall not exceed 1.00% per annum of the average daily net assets of the Fund; PROVIDED, HOWEVER, that this obligation may be terminated or revised at any time by the Adviser without the consent of the Fund by notice in writing from the Adviser to the Fund, provided that such termination or revision will not be effective with respect to the fiscal year within which such notice is given. Such payments by the Adviser are subject to reimbursement by the Fund, which will be accomplished by the payment by the Fund of an expense reimbursement fee to the Adviser computed and paid monthly at a percentage of the average daily net assets of the Fund for its then current fiscal


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year, with a limitation that immediately after such payment the aggregate operating expenses of the Fund would not exceed 1.00% of its average daily net assets. This expense reimbursement terminates for the Fund on the earlier of the date on which payments made thereunder by such Fund equal the prior payment of such reimbursable expenses by the Adviser or December 31, 2000.

      If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser shall be prorated.

      ARTICLE 4: SPECIAL SERVICES. Should the Trust have occasion to request the Adviser to perform services not herein contemplated or to request the Adviser to arrange for the services of others, the Adviser will act for the Trust upon request to the best of its ability, with compensation for the Adviser's services to be agreed upon with respect to each such occasion as it arises.

      ARTICLE 5: COVENANTS OF THE ADVISER. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Underwriter as principals in making purchases or sales of securities or other property for the account of the Fund, will not take a long or short position in the shares of the Fund except as provided by the Declaration, and will comply with all other provisions of the Declaration and By-Laws relative to the Adviser and its Directors and officers.

      ARTICLE 6: LIMITATION OF LIABILITY OF THE ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article 6, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as the corporation itself.

      ARTICLE 7: ACTIVITIES OF THE ADVISER. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others. The Adviser may permit other fund clients to use the words "Massachusetts Financial" or "MFS" in their names. The Trust agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Trust, the Trust and the Fund will each change its name so as to delete the words "Massachusetts Financial" or "MFS". It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Fund and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

      ARTICLE 8: DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT. This Agreement shall become effective on the date of its execution and shall govern the relations between the parties hereto thereafter, and shall remain in force until November 17, 1997, on which date it will terminate unless its continuance after November 17, 1997, is specifically approved at least annually (i) by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.


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This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not more than sixty days' nor less that thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

This Agreement may be amended only if such amendment is approved by vote of a majority of the outstanding voting securities of the Fund.

      ARTICLE 9. SCOPE OF TRUST'S OBLIGATIONS. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. The Adviser acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. If this Agreement is executed by the Trust on behalf of one or more series of the Trust, the Adviser further acknowledges that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement.

      ARTICLE 10: DEFINITIONS. The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as my be granted by the Securities and Exchange Commission under said Act.

      ARTICLE 11: RECORD KEEPING. The Adviser will maintain records in a form acceptable to the Fund and in compliance with the rules and regulations of the Securities and Exchange Commission, including but not limited to records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, which at all times will be the property of the Fund and will be available for inspection and use by the Fund.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above. The undersigned officers of the Trust and the Adviser have executed this Agreement not individually, but as officers of the Trust and the Adviser, respectively.



                               MFS UNION STANDARD TRUST
                                   on behalf of
                               MFS UNION STANDARD RESEARCH FUND,
                                   one of its series



                               By:  A. KEITH BRODKIN
                                    -----------------------------------------
                                    A. Keith Brodkin
                                    Chairman and Trustee, and not individually



                               MASSACHUSETTS FINANCIAL SERVICES COMPANY



                               By:  JEFFREY L. SHAMES
                                    -----------------------------------------
                                    Jeffrey L. Shames
                                    President, and not individually




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